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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT
                          VICE-PRESIDENT AND CONTROLLER

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between Superior Well Services, Inc., a Delaware corporation ("Company"), and Fred Kistner ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Executive is to be directly employed by Company; and

         WHEREAS, Company is desirous of directly employing Executive in an executive capacity on the terms and conditions and for the consideration hereinafter set forth (which includes new and additional consideration to that which Executive is currently receiving), and Executive is desirous of being directly employed by Company on such terms and conditions and for such consideration;

         NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: DEFINITIONS AND INTERPRETATIONS

         1.1 DEFINITIONS.

                  (a) "AFFILIATE" shall mean with respect to any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government (a "Person"), any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. With respect to any natural person, the term "Affiliate" shall also mean (1) the spouse or children (including those by adoption) and siblings of such Person; and any trust whose primary beneficiary is such Person, such Person's spouse, such Person's siblings and/or one or more of such Person's lineal descendants, (2) the legal representative or guardian of such Person or of any such immediate family member in the event such Person or any such immediate family member becomes mentally incompetent and (3) any Person controlled by or under the common control with any one or more of such Person and the Persons described in clauses (1) or (2) preceding.

                  (b) "ANNUAL BASE SALARY" shall mean, as of a specified date, Executive's annual base salary as of such date determined pursuant to
         Section 4.1.

                  (c) "ANNUAL COMPENSATION" shall mean an amount equal to the greater of:

                           (i) Executive's Annual Base Salary at the annual rate
                  in effect at the date of his Involuntary Termination;
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                           (ii) Executive's Annual Base Salary at the annual
                  rate in effect 60 days prior to the date of his Involuntary Termination; or

                           (iii) Executive's Annual Base Salary at the annual
                  rate in effect immediately prior to a Change of Control if Executive's employment shall be subject to an Involuntary Termination during the Change of Control Period.

                  (d) "BOARD" means the Board of Directors of Company.

                  (e) "CAUSE" shall mean Executive (i) has engaged in gross negligence, gross incompetence, or willful misconduct in the performance of his duties, (ii) has refused, without proper reason, to perform his duties, (iii) has willfully engaged in conduct which is materially injurious to Company or its subsidiaries (monetarily or otherwise), (iv) has committed an act of fraud, embezzlement, or willful breach of a fiduciary duty to Company or an Affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an Affiliate), (v) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty, or moral turpitude or any felony, or (vi) has engaged in any other act of misconduct.

                  (f) "CHANGE IN TERMS OF SERVICE" shall mean:

                           (i) The occurrence, prior to a Change of Control or
                  after the expiration of a Change of Control Period, of any one or more of the following:

                                    (1) a reduction in Executive's Annual Base
                           Salary; or

                                    (2) a material diminution in employee
                           benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from those substantially similar to the employee benefits and perquisites provided by Company (including its subsidiaries) to executives with comparable duties.

                           (ii) The occurrence, within a Change of Control
                  Period, of any one or more of the following:

                                    (1) a reduction in Executive's Annual Base
                           Salary from that provided to him immediately prior to the date on which a Change of Control occurs;

                                    (2) a diminution in Executive's eligibility
                           to participate in bonus, stock option, incentive award, and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by Company (including its subsidiaries) for executives with comparable duties or (B) the opportunities under any such plans under which he was participating immediately prior to the date on which a Change of Control occurs; or

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                                    (3) a material diminution in employee
                           benefits (including but not limited to medical, dental, life insurance, and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by Company (including its subsidiaries) to executives with comparable duties or
                           (B) the employee benefits and perquisites to which he was entitled immediately prior to the date on which a Change of Control occurs.

                  (g) "CHANGE OF CONTROL" shall mean:

                           (i) a merger of Company with another entity, a
                  consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (A) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (B) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;

                           (ii) the dissolution or liquidation of Company; or

                           (iii) when any person or entity (other than the
                  Snyder Holders or any Snyder Holder or any other Affiliate of the Company), including a "group" as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of Company.

                  For purposes of the preceding sentence, (1) "resulting entity" in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change of Control, the term "Company" shall refer to the resulting entity.

                  (h) "CHANGE OF CONTROL PERIOD" means, with respect to a Change of Control, the six-month period beginning on the date upon which such Change of Control occurs.

                  (i) "CODE" shall mean the Internal Revenue Code of 1986, as amended.

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                  (j) "COMPENSATION COMMITTEE" shall mean the Compensation
         Committee of the Board.

                  (k) "DISABILITY" shall mean that, as a result of Executive's incapacity due to physical or mental illness, he shall have been absent from the full-time performance of his duties for six consecutive months and he shall not have returned to full-time performance of his duties within 30 days after written notice of termination is given to Executive by Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).

                  (l) "EFFECTIVE DATE" shall mean August 3, 2005.

                  (m) "INVOLUNTARY TERMINATION" shall mean any termination of Executive's employment with Company which:

                           (i) does not result from a resignation by Executive
                  (other than a resignation pursuant to clause (ii) of this Section 1.1(m)); or

                           (ii) results from a resignation by Executive on or
                  before the date which is 60 days after the date upon which Executive receives notice of a Change in Terms of Service;

         provided, however, the term "INVOLUNTARY TERMINATION" shall not include a termination for Cause or any termination as a result of death or Disability.

                  (n) "MONTHLY SEVERANCE AMOUNT" shall mean an amount equal to one-twelfth of Executive's Annual Compensation.

                  (o) "SEVERANCE AMOUNT" shall mean an amount equal to one-half times Executive's Annual Compensation.

                  (p) "SEVERANCE PERIOD" shall mean the period commencing on the date of an Involuntary Termination and continuing for six months.

                  (q) "SNYDER HOLDERS" shall mean each of Thomas C. Snyder, David E. Snyder, Mark A. Snyder, Dennis C. Snyder, Richard G. Snyder, C.H. Snyder, Jr. Grantor Retained Annuity Trust dated November 1, 2004, a Pennsylvania trust, Allegheny Mineral Corp., a Pennsylvania corporation, Armstrong Cement & Supply Corp., a Pennsylvania corporation, Glacial Sand & Gravel Co., a Pennsylvania corporation and any of their respective Affiliates.

         1.2 INTERPRETATIONS. In this Agreement, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, (c) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from

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taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.

ARTICLE 2: EMPLOYMENT AND DUTIES

         2.1 EMPLOYMENT. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1 of this Agreement, Executive's employment by Company shall be subject to the terms and conditions of this Agreement.

         2.2 POSITIONS. From and after the Effective Date, Company shall employ Executive in the positions of Vice-President and Controller, or in such other positions as the parties mutually may agree.

         2.3 DUTIES AND SERVICES. Executive agrees to serve in the positions referred to in Section 2.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive's employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company's executive employees, as such policies may be amended from time to time.

         2.4 OTHER INTERESTS. Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its Affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive may engage in passive personal investment and charitable activities that do not conflict with the business and affairs of Company or interfere with Executive's performance of his duties hereunder, which shall be at the sole determination of the Board.

         2.5 DUTY OF LOYALTY. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company's business and shall not appropriate for Executive's own benefit business opportunities concerning Company's business.

ARTICLE 3: TERM AND TERMINATION OF EMPLOYMENT

         3.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the "INITIAL EXPIRATION DATE"); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.

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         3.2 COMPANY'S RIGHT TO TERMINATE. Notwithstanding the provisions of
Section 3.1, Company shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

                  (a) upon Executive's death;

                  (b) upon Executive's Disability;

                  (c) for Cause; or

                  (d) for any other reason whatsoever, in the sole discretion of the Board.

         3.3 EXECUTIVE'S RIGHT TO TERMINATE. Notwithstanding the provisions of
Section 3.1 Executive shall have the right to terminate his employment under this Agreement for any of the following reasons:

                  (a) as a result of a Change in Terms of Service; provided, however, that prior to Executive's termination as a result of a Change in Terms of Service, Executive must give written notice to Company of the specific occurrence that resulted in the Change in Terms of Service and such occurrence must remain uncorrected for 10 days following such written notice; or

                  (b) at any time for any other reason whatsoever, in the sole discretion of Executive.

         3.4 NOTICE OF TERMINATION. If Company desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving written notice to Executive that it has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate his employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, he shall do so by giving a 30-day written notice to Company that he has elected to terminate his employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

         3.5 DEEMED RESIGNATIONS. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each Affiliate of Company and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of any Affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company, or other entity in which Company or any Affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such Affiliate's designee or other representative.

ARTICLE 4: COMPENSATION AND BENEFITS

         4.1 BASE SALARY. During the period of this Agreement, Executive shall receive a minimum Annual Base Salary of $120,000. Executive's Annual Base Salary shall be reviewed

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by the Compensation Committee on an annual basis, and, in the sole discretion of the Compensation Committee, such Annual Base Salary may be increased, but not decreased, effective as of any date determined by the Compensation Committee. Executive's Annual Base Salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than monthly.

         4.2 BONUSES. Executive shall be eligible to participate in Company's annual bonus plan or plans applicable to Executive as approved from time to time by the Board or the Compensation Committee in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee.

         4.3 OTHER PERQUISITES. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

                  (a) BUSINESS AND ENTERTAINMENT EXPENSES - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

                  (b) VACATION - During his employment hereunder, Executive shall be entitled to four weeks of paid vacation each calendar year (or such greater amount of vacation as provided to executives of Company generally) and to all holidays provided to executives of Company generally; provided, however, that for the period beginning on the Effective Date and ending on the last day of the calendar year in which the Effective Date occurs, Executive shall be entitled to 16 days of paid vacation (or such greater amount of vacation as provided to executives of Company generally) reduced by the number of vacation days that Executive has already used during such calendar year and prior to the Effective Date.

                  (c) AUTOMOBILE - The Company shall lease for and provide to Executive a vehicle designated by Executive; provided, however, that the lease cost to the Company of such vehicle shall not exceed $800 per month.

                  (d) OTHER COMPANY BENEFITS - Executive and, to the extent applicable, Executive's spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.



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ARTICLE 5: EFFECT OF TERMINATION ON COMPENSATION; ADDITIONAL PAYMENTS

         5.1 TERMINATION OTHER THAN AN INVOLUNTARY TERMINATION. If Executive's employment hereunder shall terminate upon expiration of the term provided in
Section 3.1 hereof because either party has provided the notice contemplated in such paragraph, or if Executive's employment hereunder shall terminate for any other reason except those described in Sections 5.2 and 5.3, then all compensation and all benefits to Executive hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment.

         5.2 INVOLUNTARY TERMINATION OTHER THAN DURING A CHANGE OF CONTROL PERIOD. Subject to the provisions of Section 5.6 hereof, if Executive's employment by Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs prior to a Change of Control or after the expiration of a Change of Control Period, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions after the last day of Executive's employment with Company:

                  (a) Pay Executive the Monthly Severance Amount on the first day of each month throughout the Severance Period; provided, however, that if commencement of such payments would cause any part of the Monthly Severance Amount to be subject to additional taxes and interest under Section 409A of the Code, then the payment of the Monthly Severance Amount shall be deferred to the earliest date upon which such payments can commence without being subject to such additional taxes and interest and the first payment of the Monthly Severance Amount shall include all amounts that would have been paid prior to the date of such payment but for the deferral required pursuant to this sentence.

                  (b) During the portion, if any, of the Severance Period that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under Company's group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of Company pay for the same or similar coverage under Company's group health plans.

         5.3 INVOLUNTARY TERMINATION DURING A CHANGE OF CONTROL PERIOD. Subject to the provisions of Section 5.6 hereof, if Executive's employment by Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination during a Change of Control Period, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions after the last day of Executive's employment with Company:



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                  (a) Pay Executive a lump sum cash payment in an amount equal to the Severance Amount on or before the fifth day after the last day of Executive's employment with Company; provided, however, that if the lump sum cash payment would be subject to additional taxes and interest under Section 409A of the Code, then payment of the lump sum cash payment shall be deferred to the earliest date upon which such amount can be paid without being subject to such additional taxes and interest.

                  (b) Cause any and all outstanding options to purchase common stock of Company held by Executive to become immediately exercisable in full and cause Executive's accrued benefits under any and all nonqualified deferred compensation plans sponsored by Company to become immediately nonforfeitable.

                  (c) Cause Executive and those of his dependents (including his spouse) who were covered under Company's medical and dental benefit plans on the day prior to Executive's Involuntary Termination to continue to be covered under such plans (or to receive equivalent benefits) throughout the Severance Period at no greater cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment; provided, however, that
         (i) such coverage shall terminate if and to the extent Executive becomes eligible to receive medical and dental coverage from a subsequent employer (and any such eligibility shall be promptly reported to Company by Executive), (ii) if Executive (and/or his spouse) would have been entitled to retiree medical and/or dental coverage under Company's plans had he voluntarily retired on the date of such Involuntary Termination, then such coverages shall be continued as provided under such plans, and (iii) such coverage to Executive (or the receipt of equivalent benefits) shall be provided under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive).

         5.4 INTEREST ON LATE PAYMENTS. If any payment provided for in Section
5.2 or Section 5.3 hereof is not made when due, then Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at 2% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

         5.5 PARACHUTE PAYMENTS. Notwithstanding anything to the contrary in this Agreement, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), and the benefits provided for in this Article, together with any other payments and benefits which Executive has the right to receive from Company and its Affiliates, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and



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benefits received by Executive from Company will be one dollar ($1.00) less than three times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Compensation Committee in good faith. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from Company (or its Affiliates) used in determining if a "parachute payment" exists, exceeds one dollar ($1.00) less than three times Executive's base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made. Nothing in this
Section 5.5 shall require Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.

         5.6 RELEASE AND FULL SETTLEMENT. As a condition to the receipt of any severance compensation and benefits under this Agreement, Executive will enter into and deliver to the Company a separate full release and waiver substantially in the form attached hereto as Exhibit A (with such changes to such form as the Company may reasonably require to reflect the circumstances relating to the termination of Executive's employment and/or changes in applicable law). Notwithstanding anything to the contrary in this Agreement, severance compensation and other benefits will not be payable by the Company unless and until the release has been executed by Executive, has not been revoked and is no longer subject to revocation by Executive.

         5.7 LIQUIDATED DAMAGES. In light of the difficulties in estimating the damages for an early termination of Executive's employment under this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 5 shall be received by Executive as liquidated damages.

         5.8 OTHER BENEFITS. This Agreement governs the rights and obligations of Executive and Company with respect to Executive's base salary and certain perquisites of employment. Except as expressly provided herein, Executive's rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.

ARTICLE 6: NON-SOLICITATION OBLIGATIONS

         6.1 GENERAL. As part of the consideration for Company's employment of Executive and the compensation and benefits that may be paid to Executive hereunder; to protect the trade secrets and confidential information of Company or its Affiliates that have been or will in the future be disclosed or entrusted to Executive, the business good will of Company or its Affiliates that has been or will in the future be developed in Executive, or the business opportunities that have been or will in the future be disclosed or entrusted to Executive by Company or its Affiliates; and as an additional incentive for Company to enter into this Agreement, Company



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and Executive agree to the provisions of this Article 6. Executive agrees that during his employment with Company and for a period of two (2) years following the termination of Executive's employment with Company for any reason (the "Non-Solicitation Period"), Executive shall not:

                  (a) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, or partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity either (i) hire, contract or solicit, or attempt any of the foregoing, with respect to hiring any employee of Company or its Affiliates, or (ii) induce or otherwise counsel, advise, or encourage any employee of Company or its Affiliates to leave the employment of Company or its affiliates;

                  (b) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, call upon, solicit, divert, or take away any customer or vendor of Company or its Affiliates with whom Executive dealt, directly or indirectly, during his engagement with Company or its Affiliates, in connection with any business in any of the business territories in which Company is presently or from time-to-time conducting business that either conducts a business substantially similar to that conducted by Company or its Affiliates or provides or sells a service or product that is the same, substantially similar to, or otherwise competitive with the products and services provided or sold by Company or its Affiliates (a "COMPETITIVE OPERATION"); or

                  (c) call upon any prospective acquisition candidate on Executive's own behalf or on behalf of any Competitive Operation, which candidate is a Competitive Operation or which candidate was, to Executive's knowledge after due inquiry, either called upon by Company or for which Company or any of its Affiliates made an acquisition analysis, for the purpose of acquiring such entity.

         6.2 NON-DISPARAGEMENT. During Executive's employment with Company and following any termination of employment with Company, each of Company and Executive agree not to disparage, either orally or in writing, the other, or any of the business, products, services, or practices of the Company or any of their directors, officers, agents, representatives, stockholders, employees, or Affiliates.

         6.3 REMEDIES. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company or its Affiliates shall be entitled to enforce the provisions of this Article 6 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.

         6.4 REFORMATION. Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this

Article 6 would cause irreparable injury to Company. Executive understands that the foregoing restrictions may limit Executive's ability to engage in certain businesses anywhere in the United States during the Non-Solicitation Period but acknowledges that Executive will receive sufficiently high remuneration and other benefits from Company to justify such restriction. Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment and that the agreement not to solicit will in no way prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to solicit and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.

ARTICLE 7: MISCELLANEOUS

         7.1 INDEMNIFICATION. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at 2% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank.

         7.2 PAYMENT OBLIGATIONS ABSOLUTE. Company's obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which Company (including its subsidiaries) may have against him or anyone else. All amounts payable by Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Section 5.3(c) hereof, the obtaining of any such other employment shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

         7.3 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    IF TO COMPANY TO:            Superior Well Services, Inc.
                                 1380 Rt. 286 East, Suite #121
                                 Indiana, Pennsylvania 15701
                                 Attention:  Chairman of the Board of Directors

    IF TO EXECUTIVE TO:          Fred E. Kistner
                                 109 Catnerbury Commons
                                 Indiana, PA 15701

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

         7.4 APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Pennsylvania.

         7.5 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         7.6 SEVERABILITY. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         7.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

         7.8 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

         7.9 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

         7.10 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

         7.11 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.

         7.12 TERM. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination.

         7.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 3rd day of August, 2005, to be effective as of the Effective Date.

                                      SUPERIOR WELL SERVICES, INC.


                                      By: /s/ David E. Wallace
                                          --------------------------------------
                                          Name: David E. Wallace
                                          Title: CEO


                                                                         COMPANY



                                      By: /s/ Fred E. Kistner
                                          --------------------------------------
                                          Name: Fred E. Kistner
                                          Title: Vice President and Controller


                                                                       EXECUTIVE

                                    EXHIBIT A

                                RELEASE AGREEMENT

         This Release Agreement (this "Agreement") constitutes the release referred to in that certain Employment Agreement (the "Employment Agreement") dated as of August 3, 2005, by and between Fred Kistner ("Executive") and Superior Well Services, Inc. (the "Company").

         For good and valuable consideration, including the Company's provision of certain payments and benefits to Executive in accordance with Section 5.2 or
5.3 of the Employment Agreement, Executive hereby releases, discharges and forever acquits the Company, its Affiliates and the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, in their personal and representative capacities (collectively, the "Company Parties"), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related to Executive's employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement including without limitation any alleged violation through the date of this Agreement of: (i) the Age Discrimination in Employment Act of 1967, as amended;
(ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991; (iv) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the Fair Labor Standards Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Worker Adjustment and Retraining Notification Act of 1988; (xi) the Sarbanes-Oxley Act of 2002; (xii) the Pennsylvania Human Relations Act;
(xiii) the Pennsylvania Minimum Wage Act; (xiv) the Pennsylvania Equal Pay Law, as amended; (xv) the Pennsylvania Wage Payment and Collection Law, as amended;
(xvi) any other state anti-discrimination law; (xvii) any other state wage and hour law; (xviii) any other local, state or federal law, regulation, or ordinance; (xix) any public policy, contract, tort, or common law claim; (xx) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters; (xxi) any and all rights, benefits, or claims Executive may have under any employment contract, incentive compensation plan, or stock option plan with any Company Party, or to any ownership interest in any Company Party, except as expressly provided in the Employment Agreement and any incentive equity or stock option agreement between Executive and the Company; and (xxii) any claim for compensation or benefits of any kind not expressly set forth in the Employment Agreement or any such incentive equity or stock option agreement (collectively, the "Released Claims"). This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious. Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of this paragraph, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised, and waived. By signing this Agreement, Executive is bound by it. Anyone who succeeds to Executive's rights and responsibilities, such as heirs or the executor of Executive's estate, is also bound by this Agreement. This release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

         Executive affirms that he has not filed, caused to be filed, and presently is not a party to, any claim, complaint, or action against Employer in any forum or form. Executive further affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due to him, except as provided in the Employment Agreement. Executive furthermore affirms that he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act of 1993. Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims. Executive represents that Executive has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. If Executive brings or joins any lawsuit against any of the Company Parties in any court (except as necessary to protect Executive's rights under this release or with respect to Executive's entry into this release) relating to any of the Released Claims, and Executive is the prevailing party in such lawsuit, Executive shall be obligated to return to the Company all amounts paid to Executive under this release, to the extent permitted under applicable law and ordered by the court. Further, if Executive violates the covenant not to sue set forth in this paragraph, Executive shall be required to pay all costs and expenses (including the reasonable fees of counsel, related disbursements of counsel and court costs) incurred by any Company Party to defend such lawsuit or other claim.

         By executing and delivering this Agreement, Executive acknowledges that:

                  (a) Executive has carefully read this Agreement;

                  (b) Executive has had at least 21 days to consider this Agreement before the execution and delivery hereof to the Company;

                  (c) Executive has been and hereby is advised in writing that Executive may, at Executive's option, discuss this Agreement with an attorney of Executive's choice and that Executive has had adequate opportunity to do so; and

                  (d) Executive fully understands the final and binding effect of this Agreement; the only promises made to Executive to sign this Agreement are those stated in the Employment Agreement and herein; and Executive is signing this Agreement voluntarily and of Executive's own free will, and that Executive understands and agrees to each of the terms of this Agreement.

         Notwithstanding the initial effectiveness of this Agreement, Executive may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven day period beginning on the date Executive delivers this Agreement to the Company (such seven day period being referred to herein as the "Release Revocation Period"). To be effective, such revocation must be in writing signed by Executive and must be delivered to David E. Wallace before 11:59 p.m., August 9, 2005, Pennsylvania time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio. No consideration shall be paid or provided if this Agreement is revoked by Executive in the foregoing manner.

Executed on this 3rd day of August, 2005.



                                        /s/ Fred E. Kistner
                                        -------------------------------





STATE OF PENNSYLVANIA      )
                           )
COUNTY OF INDINANA         )

         BEFORE ME, the undersigned authority personally appeared in person, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this 3rd day of August, 2005.

                                    /s/ Stacey Silk
                                    ---------------------------------------
                                    NOTARY PUBLIC in and for the
                                    State of Pennsylvania

                                    My Commission Expires: May 9, 2009

                                    Identification produced: